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                                                                   EXHIBIT 5.1



                          SIMPSON THACHER & BARTLETT
                             425 LEXINGTON AVENUE
                           NEW YORK, NEW YORK  10017



                                           November 5, 1999


Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701

Ladies and Gentlemen:

         We have acted as counsel to Hovnanian Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the sale by certain shareholders of the Company of 761,905 shares of Class A common stock, par value $.01 per share (the "Shares"), in connection with the Purchase Agreement, dated as of October 1, 1999, by and among K. Hovnanian at Ballantrae, Inc., a Florida corporation and a wholly owned subsidiary of the Company, K. Hovnanian Developments of Texas, Inc., a Texas corporation and a wholly owned subsidiary of the Company, the Company, Stephen L. Goodman Ltd., GFOB, Ltd., a Texas limited partnership, JRR Goodman Ltd., a Texas limited partnership, Jon Goodman, Goodman GP, LLC, a Texas limited liability company and Bronson Holding, LLC, a Texas limited liability company pursuant to which the Company acquired Goodman Family of Builders LP, a Texas limited partnership, Goodman Mortgage Investors LP, a Texas limited partnership, Hexter Fair Land Title Company, Inc., a Texas corporation, and Reflections of You Interiors, Inc., a Texas corporation.

         We have examined the Registration Statement and a form of the share certificate. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents

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of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                                           Very truly yours,


                                           /s/ SIMPSON THACHER & BARTLETT
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                                           SIMPSON THACHER & BARTLETT